EXHIBIT 11
                          FIRST FINANCIAL CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
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                                               For The               For The
                                         Three Months Ended     Nine Months Ended
                                            September 30,          September 30,
                                        --------------------   -------------------
                                            1994      1993        1994       1993
                                           -----      -----      ------      -----
                                            (In thousands, except per share data)
PRIMARY EARNINGS PER SHARE

Net income                                $ 13,746   $11,326     $33,555    $32,043

Shares:

 Weighted average common shares
  outstanding                               24,668    23,548      24,617     23,467
 Shares from assumed exercise of options
  (as determined by the treasury stock
  method)                                      667       292         706        257
                                          --------  --------     -------    -------
 Common and common equivalent shares        25,335    23,840      25,323     23,724

Primary Earnings Per Common Share         $    .54   $   .48     $  1.33    $  1.35


FULLY DILUTED EARNINGS PER SHARE

Net income                                $ 13,746   $11,326     $33,555    $32,043

Shares:

 Weighted average common shares
  outstanding                               24,668    23,548      24,617     23,467
 Shares from assumed exercise of options
  (as determined by the treasury stock
  method)                                      726       861         763        776
                                          --------  --------     -------    -------
 Common and common equivalent shares        25,394    24,409      25,380     24,243


Fully Diluted Earnings Per Common Share$       .54   $   .46     $  1.32    $  1.32
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